ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100832220-20
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/04/2010 9:40 AM
	Entity Number E0195302007-1

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT — ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

GBS Enterprises Incorporated

2. The articles have been amended as follows: (provide article numbers, if available)

Article III of the Certificate of Incorporation of GBS Enterprises Incorporated (the "Company") is hereby amended to increase the authorized capital stock of the Company to 100,000,000 shares, consisting of 75,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of "blank check" Preferred Stock, par value $0.001 per share, which class shall have the rights, powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions as established by the Board of Directors of the Corporation, in one or more series from time to time, without the consent of the stockholders of the Company.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 60%

4. Effective date of filing: (optional) 11/22/10

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.